EXHIBIT 10.2

HSN, INC. NONQUALIFIED DEFERRED COMPENSATION PLAN

As Amended and Restated Effective as of December 31, 2017

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HSN, INC. NONQUALIFIED DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective as of December 31, 2017)

ARTICLE I(A)
FREEZE OF THE PLAN
EFFECTIVE 11:59pm ON DECEMBER 31, 2017 CONTINGENT
ON CORPORATE TRANSACTION
1A.1    Corporate Transaction and Future of the Plan. On July 5, 2017, Liberty Interactive Corporation, a Delaware corporation, Liberty Horizon, Inc., a Delaware corporation and HSN, Inc., a Delaware corporation (the “Company”), entered into that certain Agreement and Plan of Merger (the “Corporate Transaction”) in which upon the close of the Corporate Transaction, the Company will become a wholly-owned subsidiary of Liberty Interactive Corporation. The expectations of all the parties is that the Corporate Transaction shall close on or before December 31, 2017. Liberty Interactive Corporation has indicated that it expects to freeze this HSN, Inc. Nonqualified Deferred Compensation Plan (the “Plan”) on or after close but in no event later than December 31, 2017, such that elective deferrals under Section 2.2 of the Plan and employer contributions under Section 2.3 of the Plan shall not be permitted on and after January 1, 2018.

1A.2    Plan Freeze and Effectiveness of This Amended and Restated Plan. Notwithstanding any other provision of the Plan to the contrary, this HSN, Inc. Nonqualified Deferred Compensation Plan (As Amended and Restated Effective as of December 31, 2017) (the “Plan”) is frozen effective as of 11:59pm on December 31, 2017 (the “Freeze Date”) IF AND ONLY IF the Corporate Transaction does in fact close on or before December 31, 2017. Upon close of the Corporation Transaction on or before December 31, 2017, this December 31, 2017 amended and restated version of the Plan shall be immediately effective. In the event the Corporate Transaction does NOT Close on or before December 31, 2017, this Plan as amended and restated as of December 31, 2017 shall immediately become null and void and have no effect, with the final result being that the HSN, Inc. Nonqualified Deferred Compensation Plan (Effective as of January 1, 2014) continues in existence and uninterrupted as the official Plan document. If this Plan becomes immediately effective per the above, then as of the Freeze Date:

(a)    No Participant shall be permitted to make an Elective Deferral contribution as provided for under Section 2.2 of the Plan with respect to any Plan Year on and after the Freeze Date. Any Deferral Elections previously made with respect to the Plan Year beginning January 1, 2018 shall be immediately null and void as of the Freeze Date and any evergreen Deferral Elections that would continue into the 2018 Plan Year shall also become immediately null and void as of the Freeze Date; and
(b)    No Participant shall be permitted to receive an Employer Contribution as provided for under Section 2.3 of the Plan with respect to any Plan Year on and after the Freeze Date.
ARTICLE I
GENERAL PROVISIONS

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1.1    Purpose. Subject to Article IA, the purpose of this HSN, Inc. Nonqualified Deferred Compensation Plan (the “Plan”) was to enable selected Employees the Company or its subsidiaries (the “Employers”) to elect to defer compensation in addition to the amount that can be deferred under the HSN, Inc. Retirement Savings Plan (the “401(k) Plan”), and also to permit the Employers to provide additional amounts of deferred compensation for other key Employees.
1.2    Effective Date. The amended and restated version of this Plan shall be effective December 31, 2017.
1.3    Company and Employers. The Plan was adopted for the benefit of selected Employees of the Company and the Employers. Each Employer is liable for the payment of benefits to a Participant that is or was an Employee of such Employer. The Company is the sponsor of the Plan for purposes of ERISA and the issuer of all interests in the Plan for securities laws purposes.
1.4    Plan Year. The Plan Year of the Plan shall coincide with the calendar year, except as the Administrator shall otherwise determine.
1.5    Definitions and Rules of Construction. As used in this Plan, certain capitalized terms shall have the meanings set forth below. Nouns and pronouns which are of one gender shall be construed to include all genders, and the singular shall include the plural and vice-versa, except as the context otherwise clearly requires. Article and Section headings are for ease of reference only and shall have no substantive meaning.
(a)    “Account” means the separate bookkeeping account maintained on the books of a Participant’s Employer to reflect the amount owed to him/her pursuant to this Plan. Each Account shall be divided into the following subaccounts:

(i)	The Deferred Account shall include the amounts deferred by the Participant pursuant to Section 2.2 and the income attributable thereto.

(ii)	The Employer Account shall include any amounts credited to the Participant pursuant to Section 2.3 and the income attributable thereto.

(iii)
The Specified Date Distribution Account shall include any amount with respect to which the Participant makes a specified date distribution election pursuant to Section 3.2 and the income attributable thereto.

The Administrator may establish additional subaccounts within a Participant’s Account to reflect different distribution elections made with respect to amounts deferred or contributed in different Plan Years and the income attributable thereto, or for any other purpose, or may combine two or more subaccounts. The term “Account”, when not otherwise specified, shall refer collectively to all of the subaccounts comprising a Participant’s Account.

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(b)    “Administrator” means the Company or such other person as the Company shall designate pursuant to Section 4.1.
(c)    “Affiliate” means any corporation that is a member of a controlled group of corporations that includes an Employer, or any entity that is under common control with an Employer, as defined under §414(b) or §414(c) of the Code, but that is not an Employer as defined herein.
(d)    “Aggregated Plan” means any individual account deferred compensation plan maintained by an Employer or Affiliate that is required to be aggregated with the Plan for purposes of §409A.
(e)    “Annual Bonus” means an Active Participant’s annual bonus, if any, payable under the Company’s short-term incentive plan, with respect to any Plan Year before January 1, 2018, designated by the Administrator.
(f)    “Base Salary” means an Active Participant’s base salary payable by his/her Employer, not including any form of incentive or additional compensation.
(g)    “Beneficiary” means the person or persons designated to receive the Participant’s Account in the event of his/her death pursuant to Section 3.5. A Participant’s Beneficiary shall be the person or persons designated by the Participant in accordance with procedures established by the Administrator. A Participant may change his/her Beneficiary from time to time without the consent of the Beneficiary. Subject to rules, procedures, and limitations established by the Administrator, a Beneficiary may be an entity (including a trust or nonprofit organization), and the Participant may designate multiple or contingent Beneficiaries and specify the manner in which his/her Account will be divided among them. All designations of Beneficiaries, and revocations or changes in designations, shall be made in accordance with rules, procedures and limitations prescribed by the Administrator. No designation of a Beneficiary, and no revocation or change in a designation, shall be effective until actually received by the Administrator in writing, and the Administrator’s determination of a Participant’s Beneficiary, if made in good faith, shall be final and conclusive on all parties. If a Participant fails to designate a Beneficiary, or if all of the Participant’s Beneficiaries predecease the Participant, the Participant’s Beneficiary shall be the representative of his/her estate. If a Beneficiary dies after the Participant’s death but before the distribution of the Beneficiary’s share of the Account, and the Participant has not designated a secondary Beneficiary, the Beneficiary’s share shall be paid to the Beneficiary’s estate.
(h)    “Board” means the Board of Directors of the Company.
(i)    “Change in Control” means any of the following:

(i)	The acquisition by any individual, entity or Group (a “Person”), other than the Company, of beneficial ownership of equity securities of the Company

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representing more than 50% of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that any acquisition that would constitute a Change in Control under this subsection (i) that is also a Business Combination shall be determined exclusively under subsection (iii) below; or

(ii)
Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors at such time shall become an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)
Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company, the purchase of assets or stock of another entity, or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) more than 50% of the Resulting Voting Power shall reside in Outstanding Company Voting Securities retained by the Company’s stockholders in the Business Combination and/or voting securities received by such stockholders in the Business Combination on account of Outstanding Company Voting Securities, and (B) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were Incumbent Directors at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

(iv)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company
(j)    “Code” means the Internal Revenue Code of 1986, and any treasury regulations, rulings or other authoritative administrative pronouncements interpreting the Code. If any provision of the Code specifically referred to herein is amended or replaced, the reference shall be deemed to be to the provision as so amended, or to the new provision, if such reference is consistent with the purposes of the Plan.

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(k)    “Company” means HSN, Inc. and any successor thereto that assumes the obligations of the Company under this Plan.
(l)    “Deferral Election” means an agreement between an Active Participant (as defined in Section 2.1 of the Plan) and his/her Employer specifying that a portion of his/her compensation shall be withheld and credited to his/her Account in the Plan pursuant to Section 2.2, or providing that additional amounts will be credited to his/her Account pursuant to Section 2.3, or both, and any amendment thereto. To the extent determined by the Administrator, a Deferral Election may take the form of an election made by the Participant either in writing or through electronic communications. The term “Deferral Election” may also refer to any provision of an employment, consulting, severance, or other agreement for the performance of services that makes specific reference to this Plan and provides for deferred compensation.
(m)    “Employee” means any person employed by any Employer and classified as an Employee by such Employer. The term “Employee” shall not include a person who is retained to provide services for an Employer as an independent contractor, or who provides services for an Employer pursuant to an agreement or understanding, written or unwritten, with a third party that such person shall be treated as an employee of the third party, but who is subsequently determined to be an employee at common law, for purposes of any federal or state tax or employment law, or for any other purpose.
(n)    “Employer” means the Company and any subsidiary of the Company that adopts the Plan and is the employer or former employer of a Participant.
(o)    “ERISA” means the Employee Retirement Income Security Act of 1974, and any Labor Department regulations, rulings or other authoritative administrative pronouncements interpreting ERISA. If any provision of ERISA specifically referred to herein is amended or replaced, the reference shall be deemed to be to the provision as so amended, or to the new provision, if such reference is consistent with the purposes of the Plan.
(p)    “401(k) Plan” means the HSN, Inc. Retirement Savings Plan, or any other tax-qualified plan containing a qualified cash or deferred arrangement adopted by any Employer and in which any Participant is eligible to participate.
(q)    “Participant” means an Employee designated to participate in the Plan pursuant to Section 2.1, while he/she has the right to any benefits under the Plan. Participants are divided into Active Participants and Inactive Participants, as described in Section 2.1, and the term “Participant”, when not modified, shall refer to both Active and Inactive Participants, unless clearly inconsistent with the context.
(r)    “Plan” means this HSN, Inc. Nonqualified Deferred Compensation Plan, as amended from time to time.

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(s)    “§409A” means §409A of the Code, and any treasury regulations, rulings or other authoritative administrative pronouncements interpreting §409A of the Code.
(t)    “Retirement” means an Employee’s Separation from Service for any reason (other than death) on or after the Employee’s fifty-fifth birthday.
(u)    “Separation from Service” means an Employee’s termination of employment with all Employers and Affiliates for any reason. The term “Separation from Service” shall be construed in accordance with the requirements of §409A, and no Employee shall be considered to have incurred a Separation from Service until he/she has incurred a “separation from service” as defined in §409A. Without limiting the generality of the foregoing:

(i)
An Employee who is on an approved leave of absence shall not incur a Separation from Service unless he/she fails to return to employment at the end of such leave of absence; provided that either (i) the leave of absence is of not more than six months in duration, or (ii) the Participant has a legal or contractual right to reemployment at the end of the leave of absence. The Separation from Service of such an Employee will occur when he/she fails to return.

(ii)
Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer or Affiliate and Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Employee will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer or Affiliate if the Employee has been providing services to the Employer or Affiliate less than 36 months).

(iii)
An Employee who is transferred to the employ of an Affiliate, shall no longer be an Active Participant but shall not have incurred a Separation from Service for purposes of distribution of his/her Account until his/her employment is terminated by all Employers and Affiliates.

(iv)
An Employee who terminates his/her employment with all Employers and Affiliates, but continues to render services to any Employer or Affiliate in a capacity other than as an Employee (other than solely as a member of a board of directors), will incur a Separation from Service only when all arrangements for the provision of services to all Employers and Affiliates have been terminated.

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(v)    “Unforeseeable Emergency” means a severe financial hardship resulting from a sudden or unexpected illness or accident of the Participant, the Participant’s spouse or one of his/her dependents or primary Beneficiaries, loss of the Participant’s property due to casualty or similar extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant, as determined by the Administrator in its sole discretion and in accordance with the requirements of §409A. A financial hardship that is foreseeable or within the Participant’s control, such as the need or desire to purchase a residence or to send a child to college, shall not be considered an Unforeseeable Emergency.
ARTICLE II
ELIGIBILITY AND BENEFITS
2.1    Eligibility
(a)    Only Employees who are members of a select group of management and highly compensated Employees, as determined under criteria specified by the Administrator in its sole discretion, on the first day of any Plan Year (or on the date of hire) shall be eligible to participate in the Plan for such Plan Year. The Employees who are so designated to participate in the Plan shall be referred to herein as “Active Participants” for so long as they have the right to have additional amounts credited to their Accounts pursuant to Section 2.2 or 2.3. A person who is no longer an Active Participant, but who still has an undistributed Account in the Plan, shall be referred to as an “Inactive Participant.” Notwithstanding anything to the Contrary, no Employee of an Employer shall be eligible or shall become a new Participant under the Plan with respect to any Plan Year on and after the Freeze Date.
(b)    Any Employer, with the consent of the Administrator, may enter into a Deferral Election with an Employee not described in paragraphs (a), and such Employee shall thereby become an Active Participant. Notwithstanding anything to the Contrary, no Employee of an Employer shall be eligible or shall become a new Active Participant under the Plan with respect to any Plan Year on and after the Freeze Date.

2.2    Elective Deferrals.
(a)    Notwithstanding anything to the Contrary, no Employee of an Employer shall be permitted to make a Deferral Election under the Plan with respect to any Plan Year on and after the Freeze Date.
(b)    For Plan Years prior to the Freeze Date, each Active Participant may, for any Plan Year, elect to have a portion of his/her Base Salary and/or Annual Bonus deferred pursuant to the Plan, subject to the following limitations:

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(i)
An Active Participant may elect to defer any whole percentage of each payment of his/her Base Salary during the Plan Year up to a maximum of 75 percent, provided that the maximum amount deferred from each payment shall not exceed the net amount of such payment after all legally required withholding and the minimum total amount deferred for each Plan Year shall not be less than $2,000.

(ii)
An Active Participant may elect to defer any whole percentage, or a whole percentage of the excess over a specified dollar amount, of his/her Annual Bonus for the Plan Year up to a maximum of 100 percent, provided that the maximum amount deferred from shall not exceed the net amount of such payment after all legally required withholding and the minimum total amount deferred for each Plan Year shall not be less than $2,000.

(iii)
The Administrator may permit Active Participants to make Deferral Elections that will apply only to the extent that the Active Participant’s deferral contributions to the 401(k) Plan are limited by one or more provisions of the Code, subject to Section 2.2(f).

(c)    For Plan Years prior to the Freeze Date, all Deferral Elections were made in accordance with procedures established by the Administrator. Deferral Elections were made during periods of time specified by the Administrator, which periods ended not later than the times set forth below, provided that nothing contained herein shall be construed to prevent the Administrator from requiring that Deferral Elections be made prior to the times set forth below:

(i)
Except as otherwise provided below, all Deferral Elections must be made not later than the last day of the Plan Year immediately preceding the Plan Year in which the Base Salary or Annual Bonus begins to be earned. For this purpose, a Participant’s Annual Bonus begins to be earned on the first day of the applicable performance period.

(ii)
If the Administrator determines that an Active Participant’s Annual Bonus constitutes “performance based compensation” as defined in §409A, the Administrator may permit the Active Participant to make a Deferral Election with respect to the Annual Bonus not later than six months prior to the last day of the performance period. An Active Participant’s Annual Bonus shall not fail to qualify as performance based compensation solely by reason of the fact that the Active Participant may be entitled, under the terms of an employment agreement or otherwise, to receive a portion of his/her Annual Bonus without regard to whether the performance criteria are satisfied by reason of death, disability, or change in control event as defined in §409A, provided that if the Active Participant becomes entitled to a portion of his/her

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Annual Bonus by reason of such circumstances his/her Deferral Election shall be void.

(iii)
An Employee who first becomes eligible to participate in the Plan (or any other Aggregated Plan) during a Plan Year, may make a Deferral Election not more than thirty (30) days after becoming eligible, which election shall apply prospectively only. If the Active Participant is eligible to receive an Annual Bonus for such Plan Year, such Deferral Election shall apply only to the portion of his/her Annual Bonus attributable to the period after the election is made, determined by daily proration. For this purpose, an Employee who has previously participated in the Plan, or an Aggregated Plan, shall be treated as being eligible for the first time if either all benefits under the Plan or Aggregated Plan were previously distributed to him/her and he/she was not eligible to participate immediately following such distribution, or if he/she ceased to be eligible to participate in the Plan or such Aggregated Plan other than through accrual of earnings at least 24 months prior to the date on which he/she again becomes eligible.

(d)    For Plan Years prior to the Freeze Date, an Active Participant who made any Deferral Election for a Plan Year was deemed to have made the same election for each subsequent Plan Year, provided that he/she remains eligible to make elections, until he/she affirmatively changes the election. Notwithstanding the foregoing, any evergreen Deferral Election that would continue into the 2018 Plan Year shall become immediately null and void as of the Freeze Date.
(e)    To the extent permitted by the Administrator, an Active Participant who has made a Deferral Election for a Plan Year may change or revoke the Deferral Election until the last day provided in the applicable provision of paragraph (b) above, but after such last day all elections shall be irrevocable and may be changed only as permitted by §409A. Subject to paragraph (a) above, any Deferral Elections previously made with respect to the Plan Year beginning January 1, 2018 shall be immediately null and void as of the Freeze Date.
(f)    For Plan Years prior to the Freeze Date, if an Active Participant made a Deferral Election for a Plan Year, but incurred a termination of employment prior to payment of the compensation for which the Deferral Election was made, his/her termination of employment did not affect his/her Deferral Election, and the compensation was deferred and paid in accordance with the terms of the Plan.
(g)    For Plan Years prior to the Freeze Date, except as otherwise provided under Section 2.2(a)(iii), an Active Participant’s Deferral Election under the Plan shall be independent of his/her election, if any, to defer all or a portion of his/her compensation under the 401(k) Plan, and the amount that an Active Participant has elected to defer pursuant to this Plan shall not be affected by the amount that an Active Participant is eligible to, or elects to, contribute to the 401(k) Plan, as a

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result of the application of the limitations contained in §401(a)(17), §401(k), §415, or §402(g) of the Code or otherwise. In no event shall any change in an Active Participant’s deferrals under the 401(k) Plan in any Plan Year cause the amount deferred under this Plan for the same Plan Year to increase by an amount that exceeds the limitation in effect under §402(g) of the Code for such Plan Year, or cause the amount of Employer matching contributions under this Plan to exceed the amount of matching contributions that would have been credited to the Active Participant’s account in the 401(k) Plan if his/her deferrals under the 401(k) Plan had not been limited.
(h)    For Plan Years prior to the Freeze Date, any Employer, with the consent of the Administrator, may enter into a Deferral Election with an Active Participant (including but not limited to a person described in Section 2.1(b)) which provides for compensation to be withheld and credited to the Active Participant’s Deferral Account on a basis different from that described in paragraph (a). Such a Deferral Election may provide for the deferral of forms or amounts of compensation different from those defined as Base Salary or Annual Bonus.
(i)    For Plan Years prior to the Freeze Date, an Active Participant’s Deferral Elections may have been revoked by the Administrator during a Plan Year to the extent reasonably necessary to enable the Participant to satisfy an Unforeseeable Emergency. If a Participant receives a hardship distribution under a 401(k) Plan, the Participant’s deferral election shall be revoked, and the Participant shall be ineligible to make a deferral election, with respect to all amounts of compensation that become payable within six months after the date of the hardship distribution (including amounts payable in the following Plan Year).
(j)    For Plan Years prior to the Freeze Date, all Deferral Elections were made, modified and revoked in accordance with rules established by the Administrator. Such rules may vary the amount or type of compensation that may be deferred or, subject to §409A, the time or manner in which Deferral Elections may be made, modified and revoked, and the Plan shall be deemed amended accordingly. Amounts deferred pursuant to this Section 2.2 shall be credited to the Active Participant’s Deferral Account as of the date on which the deferred compensation would otherwise have been paid. No Deferral Election shall permit a Participant to defer compensation already earned when the Deferral Election is made.
2.3    Employer Contributions.
(a)    Notwithstanding anything to the Contrary, no Employee of an Employer shall be permitted to receive Employer Contributions under the Plan with respect to any Plan Year on and after the Freeze Date.
(b)    For Plan Years prior to the Freeze Date, for each Plan Year, an Employer may (but shall in no event be required to) credit the Employer Accounts of some or all of the Active Participants employed by such Employer with such additional amounts as the Employer may determine in its sole discretion. Such amounts may be calculated to be all or a portion of the employer matching contributions to which an Active Participant would be entitled under the 401(k)

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Plan if his/her contributions to the 401(k) Plan were not limited by §401(a)(17), §401(k), §415, or §402(g) of the Code , or on any other basis determined by the Employer. Any amounts contributed by an Employer pursuant to this paragraph (a) shall be recorded in the manner specified by the Administrator.
(c)    For Plan Years prior to the Freeze Date, any Employer, with the consent of the Administrator, may enter into an employment agreement, or adopt employment policies, with or applicable to an Active Participant (including but not limited to a person described in Section 2.1(b)) which provides for amounts to be credited to the Active Participant’s Employer Account on a basis different from that described in paragraph (a). Such an agreement or policy shall specify the basis upon which the amount to be so credited shall be determined, and may also specify a vesting schedule applicable to such amounts.
2.4    Earnings.
(a)    The Administrator shall designate selected mutual funds or other investment media (“funds”), and each Participant shall have the right to have earnings (including realized and unrealized gains and losses) on his/her Account computed as if it had been invested in such funds in such proportions as the Participant shall elect. The funds may be the same as the investment funds designated under the 401(k) Plan, or may exclude some or all of such investment funds or include other funds as the Administrator may determine. The portion of each Participant’s Account that is deemed to be invested in each fund shall be a whole percentage, and elections may be changed at such intervals and in such manner as the Administrator may determine. The Administrator shall have the authority to select and discontinue funds at any time, to establish a rate at which interest shall be credited on Accounts with respect to which no fund election is in effect, and otherwise to establish rules and procedures with respect to the calculation and crediting of earnings, including changing the intervals at which fund elections may be made or at which earnings are posted, and establishing a minimum or maximum percentage that may be deemed invested in any fund.
(b)    Anything else contained herein to the contrary, in no event shall any Participant be allowed to elect a rate of return on his/her Account retroactively, and in all cases earnings shall be computed in such a manner that they shall not be considered additional deferred compensation for purposes of FICA withholding under §3121(v) of the Code.
2.5    Vesting.
(a)    The balance in a Participant’s Deferral Account shall be fully vested and nonforfeitable at all times. The balance in a Participant’s Employer Account (or any subaccount thereof) shall be vested if and only if the Participant has completed two continuous years of unbroken employment with the Employers and Affiliates at the time of his/her Separation from Service, except as otherwise provided in an agreement entered into pursuant to Section 2.3(b). To the extent a Participant’s Account is not vested at the time of his/her termination of employment for any reason,

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the non-vested portion shall be forfeited, and neither the Company nor any Employer shall have any further obligation to him/her whatsoever with respect to the forfeited portion.
(b)    Anything else contained herein to the contrary notwithstanding, if a Participant is a party to any agreement that imposes any restrictions on the Participant’s activities following the Participant’s termination of employment, including any agreement preventing the Participant from competing with the Company, soliciting employees or customers of the Company, misusing the Company’s confidential information, or disparaging the Company, and the Participant commits a breach of such agreement, the entire remaining unpaid balance in the Participant’s Employer Account shall be forfeited.

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ARTICLE III
PAYMENT OF BENEFITS
3.1    Time and Form of Payment.
(a)    Except as otherwise provided in this Article III, the entire balance in a Participant’s Account shall be distributed to the Participant upon his/her Separation from Service in the manner described herein, and no portion of his/her Account shall be distributed until he/she has incurred a Separation from Service. A Participant may elect in accordance with paragraph (c) to have all or a portion of his/her Account balance attributable to deferrals or contributions for any Plan Year deferred until his/her fifty-fifth birthday if he/she incurs a Separation from Service prior to becoming eligible for Retirement, in which event his/her Account shall be distributed as if he/she had Retired on his/her fifty-fifth birthday, including any election for payment of installments upon Retirement.
(b)    Unless a Participant has elected payment in installments pursuant to paragraph (c), the entire balance in Deferral Account shall be distributed to him/her in a single lump sum as soon as practicable, but in no event more than 90 days, after his/her Retirement or other Separation from Service, and the balance in his/her Employer Account shall be distributed to him/her (unless forfeited pursuant to Section 2.5(b)) on the first anniversary of his/her Retirement or other Separation from Service.
(c)    A Participant may elect to have all or a portion of his/her Account balance attributable to deferrals or contributions for any Plan Year paid in not more than fifteen (15) annual installments upon his/her Retirement, or to have all or a portion of his/her Account balance attributable to deferrals or contributions for any Plan Year paid in not more than five (5) annual installments upon his/her Separation from Service for any reason other than Retirement, or both. If a Participant elects to have all or a portion of his/her Account paid in installments, the first installment shall be paid in the January of the Plan Year immediately following his/her Retirement or other Separation from Service, and subsequent installments shall be paid in January of the following years. Each installment shall be equal to the balance in his/her Account immediately preceding the distribution divided by the number of installments remaining to be paid (including the installment being calculated), except that the portion of the first installment attributable to the Participant’s Employer Account, if any, shall be deferred and added to the second installment (unless forfeited pursuant to Section 2.5(b)). The Participant’s Account shall continue to participate in the crediting of earnings until paid in full. All installments shall be considered a single “payment” for purposes of §409A.
(d)    A Participant’s election either to have payment of all or a portion of his/her Account balance attributable to deferrals or contributions for any Plan Year deferred until his/her fifty-fifth birthday pursuant to paragraph (b), or paid in installments pursuant to paragraph (c), must be made with the applicable Deferral Election. The Administrator may permit a Participant to change his/her election regarding the payment of any portion of his/her Account in a lump sum or installments upon

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Retirement, but not any other election, either to elect more or fewer installments, including payment in a lump sum, provided that (i) the new election is made not less than twelve months prior to the date of the Participant’s Retirement, and (ii) the date on which payment commences is deferred by not fewer than five (5) years. All elections as to time and form of payment (including elections made pursuant to Section 3.2 or 3.3) shall be made, modified and revoked in accordance with rules established by the Administrator. Such rules may, subject to §409A, vary or restrict the right to make, modify or revoke elections, or the time or manner in which elections may be made, modified and revoked, and the Plan shall be deemed amended accordingly.
(e)    Anything else contained herein to the contrary notwithstanding, if the Participant’s total vested Account balance (including any Specified Date Distribution Account) at the time of his/her Retirement or other Separation from Service is not more than $5,000, his/her entire Account balance shall be distributed in accordance with paragraph (b).
(f)    Notwithstanding the foregoing, if at the time of his/her Retirement or other Separation from Service a Participant is a “specified employee” as defined in §409A, no payment shall be paid to him/her until the first day of the seventh month following the month that includes the date of the Retirement or other Separation from Service. If the Participant has elected payment in installments, only the installments that would otherwise have been paid prior to such date shall be so delayed and the remaining installments shall be paid when scheduled. The Administrator shall determine which Participants are specified employees in accordance with §409A, including the application of any options. The provisions of this paragraph (f) shall not apply to payment pursuant to any other Section of this Article III, except as otherwise provided in Section 3.3.
3.2    Specified Date Distributions.
(a)    An Active Participant may elect, in accordance with procedures established by the Administrator, to have all or a portion of his/her Account balance attributable to deferrals or contributions for any Plan Year paid in January of a Plan Year specified in such election that is not earlier than the January of the third Plan Year following the Plan Year of the deferral, regardless of whether he/she has incurred a Separation from Service. Any portion of a Participant’s deferrals that he/she elects to have paid as a specified date distribution shall be credited to a Specified Date Distribution Account, and distributed beginning on the elected distribution date, together with any earnings attributed to such Account.
(b)    A distribution pursuant to this Section 3.2 must be made with the Active Participant’s Deferral Election for the Plan Year in which the deferrals are to be credited to the Specified Date Distribution Account. Specified Date Distributions shall be paid in a lump sum unless the Participant elects as part of the Deferral Election to have the Specified Date Distribution paid in not more than five (5) annual installments, in which case the first installment shall be paid in January of the year specified in the Deferral Election and subsequent installments shall be paid in January of the following years. Each installment shall be equal to the balance in his/her Specified Date Distribution

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Account immediately preceding the distribution divided by the number of installments remaining to be paid (including the installment being calculated), and all installments shall be considered a single “payment” for purposes of §409A. The Administrator may permit a Participant to change a Specified Date Distribution Election, provided that the new election is made prior to January 1 of the Plan Year immediately preceding the Plan Year in which the Specified Date Distribution is scheduled to be made, and the new scheduled distribution date is at least five (5) years after the original scheduled date.
3.3    Change in Control. An Active Participant may elect to have his/her Account, to the extent vested, paid in a lump sum as soon as practical, but no later than ninety (90) days, after a Change in Control; provided that if the Change in Control occurs after a Participant who is a specified employee has incurred a Separation from Service, Section 3.1(f) shall apply. Such election shall be made with the Active Participant’s first Deferral Election and shall apply to his/her entire Account. Notwithstanding the foregoing, a transaction shall not be considered a Change in Control with respect to a Participant unless the transaction also constitutes a “change in control event” with respect to the Participant as defined in paragraph (v) (vi)(B) or (vii) of Treasury Regulation §1.409A-3(i)(5), substituting “substantially all of the assets of the Company (but in no event less than 40 percent of the total gross fair market value of all of the assets of the Company)” for “40 percent of the total gross fair market value of all of the assets of the corporation” in paragraph (vii).
3.4    Withdrawals for Unforeseeable Emergencies. The Administrator may authorize the revocation of a Participant’s Deferral Election for a Plan Year, the distribution of all or a portion of a Participant’s Accounts, and or the acceleration of any installment payments being made from the Plan, but only to the extent reasonably necessary to relieve an Unforeseeable Emergency, including any tax payable upon such payment. In any event, payment may not be made to the extent such Unforeseeable Emergency is or may be satisfied through reimbursement by insurance or otherwise, including, but not limited to, revocation of the Participant’s Deferral Election, liquidation of the Participant’s assets, to the extent that such liquidation would not in and of itself cause severe financial hardship.
3.5    Distribution upon Death. Upon the death of a Participant, either before or after a Separation from Service, and including a death that occurs while payment is being made in installments, all elections under Section 3.1 or 3.2 shall be revoked, and the Participant’s entire Account balance shall be paid to his/her Beneficiary as soon as practical, but in no event more than ninety (90) days after his/her date of death.
3.6    Source of Payment. All payment of benefits under the Plan shall be made directly from the general funds of the Participant’s Employer. Each Employer shall establish separate bookkeeping accounts to reflect its liability under the Plan and may, but shall not be obligated to, invest in insurance or annuity contracts or other assets to assure a source of funds for the payment of benefits, but any such bookkeeping account, insurance or annuity contracts, or other investment shall constitute assets solely of such Employer, and Participants shall have no right, title or interest therein

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prior to payment of their benefits hereunder. The right of any Participant or other person to receive benefit payments under the provisions of this Plan shall be no greater than the right of any unsecured general creditor of the Participant’s Employer. This Plan shall not create nor be construed to create a trust or fiduciary relationship in favor of any person whatsoever.
3.7    Establishment of Trust. The Company may, but shall in no event be required to, establish one or more trusts and contribute, or cause Employers to contribute, amounts to such trusts to be used for the payment of benefits under this Plan. Any such trust shall be of the type commonly referred to as a “rabbi trust”, and the Company or Employer shall be treated as the owner of the assets of such trust for tax purposes in accordance with §671-§678 of the Code. The assets of any such trust shall remain subject to the claims of creditors of the Company or the Employer contributing such assets, and no Participant or any other person shall have any beneficial interest in or other claim to the assets of any such trust beyond that of a general creditor as provided in Section 3.6. Any payments made to or on behalf of a Participant or Beneficiary from any such trust shall fully discharge the liability of the Company or Employer to such Participant or Beneficiary under the Plan to the extent of the amount so paid. The Administrator shall have the right to select, remove, and replace the trustee thereof at any time in its sole discretion, and shall enter into one or more agreements governing such trust containing such terms as it determines, and may modify, amend or revoke any such agreements, all in its sole discretion.
3.8    Withholding and Payroll Taxes. The Administrator shall withhold, or shall direct the person making any payment to withhold, from payments made hereunder any taxes required to be withheld from a Participant’s wages for the federal or any state or local government. To the extent that benefits hereunder are subject to tax under the Federal Insurance Contributions Act or any other law prior to the time that they become payable, the Administrator may withhold, or direct the Participant’s Employer to withhold, the amount of such taxes from any other compensation or other amounts payable to the Participant, or may provide for such taxes (and any income tax attributable thereto) to be subtracted from the Participant’s Account balance. The Administrator’s determination of the amount to be so withheld shall be final and binding on all parties.
3.9    Payment on Behalf of Disabled or Incompetent Persons. If a Plan benefit is payable to a minor or a person declared incompetent or to a person whom the Administrator, in its sole discretion, determines to be incapable of handling the disposition of property, the Administrator may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor or incompetent person, or to any other person, including any family member, whom the Administrator determines in its sole discretion to be best suited to receive and apply the payment for the benefit of such person. The Administrator may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Company and the Participant’s Employer from all liability with respect to such benefit.

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3.10    Missing Participants or Beneficiaries. If the Administrator is unable to locate any Participant, Beneficiary or other person entitled to benefits under this Plan, the Administrator may, in its sole discretion, either cause all or a portion of such payment to be forfeited and to reduce its obligations under this Plan, or may pay all or a portion of such benefit to members of the missing person’s family or such other person as it may determine in its sole discretion to be fair and equitable. Any payment made pursuant to this Section 3.10 shall fully discharge the obligation of the Company and all Employers under this Plan with respect to the amount so paid.
ARTICLE IV
ADMINISTRATION
4.1    Plan Administrator. This Plan shall be administered by the Company, which shall be the “administrator” for purposes of §3(16)(A) of the Employee Retirement Income Security Act of 1974. The Company may designate one or more persons, who may be officers or Employees of any Employer, to exercise any of its authority or carry out any of its duties under the Plan, but such person shall not be considered the “administrator” unless specifically so designated in a resolution of the Compensation and Human Resources Committee of the Board. In the absence of any other designation, the senior officer of the Company responsible for human resources, or persons acting under his/her supervision, shall be so designated.
4.2    Administrator’s Powers. The Administrator shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers, rights and duties:
(a)    Interpretation of Plan. The Administrator shall have the power, right and duty to construe and interpret the Plan provisions and to determine all questions arising under the Plan including questions of Plan participation, eligibility for Plan benefits and the rights of Employees, Participants, Beneficiaries and other persons to benefits under the Plan and to determine the amount, manner and time of payment of any benefits hereunder.
(b)    Plan Procedures. The Administrator shall have the power, right and duty to adopt procedures, rules, regulations and forms (as are consistent with the Plan) to be followed by Employees, Participants, Beneficiaries and other persons or to be otherwise utilized in the efficient administration of the Plan.
(c)    Benefit Determinations. The Administrator shall have the power, right and duty to make determinations as to the rights of Employees, Participants, Beneficiaries and other persons to benefits under the Plan and to afford any Participant or Beneficiary dissatisfied with such determination with rights pursuant to a claims procedure adopted by the Administrator in accordance with Section 4.4.

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(d)    Enforcement of the Plan. The Administrator shall have the power, right and duty to enforce the Plan in accordance with the terms of the Plan and to enforce its procedures, rules or regulations.
(e)    Maintenance of Plan Records. The Administrator shall be responsible for preparing and maintaining records necessary to determine the rights and benefits of Employees, Participants and Beneficiaries or other persons under the Plan.
(f)    Allocation of Duties. The Administrator shall be empowered to allocate fiduciary responsibilities and the right to employ agents (who may also be Employees of the Company) and to delegate to them any of the administrative duties imposed upon the Administrator.
(g)    Correction of Errors. To correct any errors made in the computation of benefits under the Plan, and, if a trust has been established, to recover any contributions made to such trust by mistake of fact or law.
4.3    Binding Effect of Rulings. Any ruling, regulation, procedure or decision of the Administrator, including any interpretation of the Plan, which is made in good faith shall be conclusive and binding upon all persons affected by it. There shall be no appeal from any ruling by Administrator, except as provided in Section 4.4 below. When making a determination or a calculation, the Administrator shall be entitled to rely on information supplied by investment managers, insurance institutions, accountants and other professionals including legal counsel for the Administrator. Any rule or procedure established by the Administrator may alter any provision of this Plan that is ministerial or procedural in nature without the necessity for a formal amendment of the Plan.
4.4    Claims Procedure.
(a)    Any Participant or Beneficiary, or any other person asserting the right to receive a benefit under this Plan by virtue of his/her relationship to a Participant or Beneficiary (the “Claimant”), who believes that he/she has the right to a benefit that has not been paid, must file a written claim for such benefit in accordance with the procedures established by the Administrator. All such claims shall be filed not more than one year after the Claimant knows, or with the exercise of reasonable diligence would have known, of the basis for such claim. The preceding sentence shall not be construed to require a Participant or Beneficiary to file a formal claim for the payment of undisputed benefits in the normal course, but any claim that relates to the amount of any benefit shall in any event be filed not more than one year after payment of such benefit commences. The Administrator may retain third party administrators and recordkeepers for the purpose of processing routine matters relating to the payment of benefits, but correspondence between a Participant, Beneficiary or other person and such third parties shall not be considered claims for purposes of this Section, and a person shall not be considered a Claimant until he/she has filed a written claim for benefits with the Administrator.

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(b)    All claims for benefits shall be processed by the Administrator, and the Administrator shall furnish the Claimant within 90 days after receipt of such claim a written notice that specifies the reason for the denial, refers to the pertinent provisions of the Plan on which the denial is based, describes any additional material or information necessary for properly completing the claim and explains why such material or information is necessary, and explains the claim review procedures of this Section 4.4, and the Claimant’s right to bring an action under §502 of ERISA, subject to the restrictions of paragraph (e) if the request for review is unsuccessful. The 90 day period may be extended by up to an additional 90 days if the Administrator so notifies the Claimant prior to the end of the initial 90 day period, which notice shall include an explanation of the reason for the extension and an estimate of when the processing of the claim will be complete. If the Administrator determines that additional information is necessary to process the claim, the Claimant shall be given a period not less than 45 days to furnish the information, and the time for responding to the claim shall be tolled during the period of time beginning on the date on which the Claimant is notified of the need for the additional information and ending on the day on which the information is furnished (or if earlier the end of the period for furnishing the information).
(c)    If the claim is denied in whole or in part, or if the decision on the claim is otherwise adverse, the Claimant may, within 60 days after receipt of such notice, request a review of the decision in writing. If the claimant requests a review, the Administrator (or such other fiduciary as the Administrator may appoint for such purpose) shall review such decision. The Administrator’s decision on review shall be in writing and furnished not more than five days after the meeting at which the review is completed, and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, shall include specific references to the pertinent provisions of the Plan on which the decision is based, and shall advise the Claimant of his/her right to bring an action under §502 of ERISA, subject to the limitations of paragraph (e).
(d)    The Administrator shall complete its review of the claim not later than its first meeting that is held at least 30 days after the request for review is received. If special circumstances require, such as the need to hold a hearing, the decision may be made by the Administrator not later than its third meeting held after the request for review is received, in which event the Claimant shall be notified of the reason for the delay not later than five days after the meeting at which the review would otherwise have been completed, which notice shall explain the reason for the delay and include an estimate of the time at which the review will be complete. Notwithstanding the foregoing, if at any time the Administrator (or any other fiduciary designated to review appeals) is not scheduled to meet at least quarterly, the decision on review shall be delivered to the Claimant not more than 60 days after the request for review is received, which may be extended to not more than 120 days if special circumstances require and the notice of extension described above is furnished by the end of the initial 60 day period.
(e)    As additional consideration for receipt of benefits hereunder, each Participant agrees and covenants, on behalf of himself, his/her Beneficiaries, and all persons claiming through him/her, not to initiate any action before any court, under §502 of ERISA or otherwise, or before any

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administrative agency or quasi-judicial tribunal, for any benefit under the Plan, without having first filed a claim for such benefit and requested review of any adverse decision on such claim in accordance with this Section and the procedures established by the Administrator pursuant to this Section, and in any event not more than 180 days after receipt of the decision on review of the adverse claim decision.
(f)    The provisions of this Section are intended to comply with ERISA §503 and the Department of Labor regulations issued pursuant thereto, and shall be so construed and applied. Consistent with such regulations, each Claimant shall have the right to have an authorized representative act on his/her behalf, to submit arguments and information in support of his/her claim, and to receive, upon written request and without charge, copies of all documents, records, or other information that either (i) were relied upon in determining his/her benefit under the Plan, (ii) were submitted, considered, or generated in the course of making the benefit determination, even if not relied upon, or (iii) demonstrate compliance with the administrative processes and safeguards of the claim and review procedure.
4.5    Payment of Expenses. In general, the Company and the Employers shall pay the cost of administering the Plan. However, the Administrator may provide for some or all of the costs incurred in administering the Plan to be charged to the Plan and deducted from the Accounts of some or all Participants on such basis as it determines to be equitable in its sole discretion. Without limiting the generality of the foregoing, the Administrator may provide for the Accounts of Participants who have elected to defer payment until they reach age fifty-five to be charged with an administrative fee after they have incurred a Separation from Service. The amount of such administrative fee shall initially be equal to 30 basis points multiplied by the Account balance per year, subject to change by the Administrator.
4.6    Indemnity. To the extent permitted by applicable law and to the extent that they are not indemnified or saved harmless under any liability insurance contracts, any present or former officers, Employees or directors of the Company, and each of them shall be indemnified and saved harmless by the Company from and against any and all liabilities or allegations of liability to which they may be subjected by reason of any act done or omitted to be done in good faith in the administration of the Plan, including all expenses reasonably incurred in their defense in the event that the Company fails to provide such defense after having been requested in writing to do so.
ARTICLE V
AMENDMENT AND TERMINATION OF PLAN
5.1    Amendment. The Company may amend the Plan at any time by action of the Board, or any person to whom the Board may delegate such authority, except that no amendment shall decrease the vested Account balance of any Participant as of the effective date of the amendment. The Board has delegated the authority to amend the Plan, with certain exceptions, to the Compensation and Human Resources Committee of the Board, and any amendment approved by

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such Committee shall be binding on all parties. In addition, the Administrator is authorized pursuant to Section 4.3 to adopt rules and procedures that have the effect of amending technical, administrative or ministerial provisions of the Plan.
5.2    Termination. The Company may at any time terminate the Plan by action of the Board. Upon termination, no further allocations shall be made to Accounts, but Accounts shall continue to be credited with earnings and shall be paid in accordance with the provisions of the Plan; provided, however, that upon termination, the Company, to the extent permitted by §409A, may, but shall not be obligated to, provide that the Account balances of all Participants shall be fully vested and paid to such Participants in a lump sum, which shall fully discharge all obligations owed to such Participants under the Plan. Any Employer may at any time withdraw from the Plan by written notice to the Administrator, in which event the Plan shall be considered terminated with respect to the Participants employed by such Employer (or who were so employed at the time of their termination of employment), and the provisions of this Section 5.2 shall apply to such Participants only.
ARTICLE VI
MISCELLANEOUS
6.1    Status of Plan. This Plan is intended to be an unfunded plan maintained primarily to provide retirement benefits for a select group of management Employees or highly compensated Employees within the meaning of §201(1), §301(a)(3), and §401(a)(1) of ERISA and Department of Labor Regulations 29 C.F.R. §2520.104-23, and shall be so construed. The Plan is also intended to comply in all respects with the requirements of §409A, and to the maximum extent permitted by law shall be so interpreted and administered. Notwithstanding the foregoing, under no circumstances shall the Company, the Administrator, the Employers, or any of their officers, employees or agents, be responsible to reimburse or indemnify any Participant or Beneficiary for any additional tax imposed by reason of §409A or any similar law (including any state income tax law).
6.2    Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to garnishment, seizure or sequestration for the payment of any debts owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency. Notwithstanding the foregoing, to the extent permitted by §409A, the Company shall have the right to offset any amount owed to it or the Participant’s Employer against the amount payable to a Participant or his/her Beneficiary, or to defer payment until any dispute with respect to any amount owed has been resolved.
6.3    No Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company or any Employer and the

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Participant, and neither the Participant nor the Participant’s Beneficiary shall have any rights against the Company or any Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or any Employer or to interfere with the right of the Company and each Employer to discipline or discharge him/her at any time.
6.4    Participant Litigation. In any action or proceeding regarding the Plan, Participants, Employees or former Employees of the Company or an Employer, their Beneficiaries or any other persons having or claiming to have an interest in this Plan shall not be necessary parties and shall not be entitled to any notice or process. Any final judgment which is not appealed or appealable and may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and all persons having or claiming to have any interest in this Plan. To the extent permitted by law, if a legal action is begun against the Company, an Employer, the Administrator, the trustee of any trust established hereunder, or any person acting on the behalf or under the direction of any of the foregoing persons, by or on behalf of any person and such action results adversely to such person or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the costs to any such person of defending the action will be charged to the amounts, if any, which were involved in the action or were payable to the Participant or other person concerned. To the extent permitted by applicable law, acceptance of participation in this Plan shall constitute a release of the Company, each Employer, the Administrator and such trustee and their respective agents from any and all liability and obligation not involving willful misconduct or gross neglect.
6.5    Participant and Beneficiary Duties. Persons entitled to benefits under the Plan shall file with the Administrator from time to time such person’s post office address and each change of post office address. Each such person entitled to benefits under the Plan also shall furnish the Administrator with all appropriate documents, evidence, data or information which the committee considers necessary or desirable in administering the Plan.
6.6    Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Florida to the extent not pre-empted by the laws of the United States.
6.7    Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
6.8    Notices. Any notice or filing required or permitted to be given to the Administrator or the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Company at its principal executive offices, or to Company’s statutory agent. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice required or permitted to be given to a Participant shall be sufficient if in writing and hand delivered

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or sent by first class mail to the Participant at the last address listed on the records of the Company or such Participant’s Employer.
6.9    Successors. The provisions of this Plan shall bind and inure to the benefit of each Employer and its respective successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of an Employer, and successors of any such corporation or other business entity.
IN WITNESS WHEREOF, the Company has caused this Plan to be executed on this 27th day of October, 2017.
HSN, INC.

By: /s/ Maria Martinez

Its: _Chief Human Resources Officer ___

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